Exhibit 1.1

TELLURIAN INC.

Common Stock

$0.01 Par Value

DISTRIBUTION AGENCY AGREEMENT

March 15, 2017

CREDIT SUISSE SECURITIES (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

Dear Sirs:

1. Introductory. Tellurian Inc. (f/k/a Magellan Petroleum Corporation (“Magellan”)), a Delaware corporation (“Company”), agrees with Credit Suisse Securities (USA) LLC (the “Manager”) to issue and sell from time to time through the Manager, as sales agent, shares of its common stock, $0.01 par value (the “Common Stock”), having an aggregate offering price of up to $200,000,000 (the “Maximum Amount”) on the terms set forth herein. The shares of Common Stock to be issued and sold hereunder shall be referred to as the “Shares.”

As described in the General Disclosure Package (as defined below), Magellan entered into an Agreement and Plan of Merger, dated August 2, 2016, among Magellan, Tellurian Investments Inc., a Delaware corporation (“Tellurian Investments”), and River Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Magellan (“Merger Sub”), as amended on November 23, 2016 and December 19, 2016 (the “Merger Agreement”). Pursuant to the Merger Agreement, at the closing of the transaction on February 10, 2017, each outstanding share of common stock, par value $0.001 per share, of Tellurian Investments was converted into the right to receive 1.300 shares of common stock of Magellan, and Merger Sub merged with and into Tellurian Investments (the “Merger”), with Tellurian Investments continuing as the surviving corporation and a direct subsidiary of Magellan. On February 9, 2017, Magellan filed a certificate of amendment to Magellan’s restated certificate of incorporation and amended Magellan’s bylaws for the purpose of effecting a name change of the company from “Magellan Petroleum Corporation” to “Tellurian Inc.” The term “the Company” as used herein shall refer to Tellurian Inc. after giving effect to the Merger and such name change. The term “Tellurian Investments” as used herein shall refer to Tellurian Investments and its predecessor entities.

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Manager that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company and the transactions contemplated by this Agreement meet the requirements for and comply with the applicable conditions set forth in Form S-3 (including General Instructions I.A and I.B) under the Act. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-216011), including a related prospectus or prospectuses, covering the registration of the Shares under the Act, which became effective at the time of filing. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration

Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B. The Prospectus Supplement will name the Manager as the agent in the section entitled “Plan of Distribution.” The Company has not received, and has no notice of, any order of the Commission preventing or suspending the use of the Registration Statement, or threatening or instituting proceedings for that purpose. The Registration Statement and the offer and sale of Shares as contemplated hereby meet the requirements of Rule 415 under the Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed. Copies of the Registration Statement, the Prospectus, and any such amendments or supplements and all documents incorporated by reference therein that were filed with the Commission on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to the Manager and its counsel. The Company has not distributed and, prior to the later to occur of each Settlement Date (as defined below) and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering or sale of the Shares other than the Registration Statement and the Prospectus and any Permitted Issuer Free Writing Prospectus. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is currently listed on The NASDAQ Capital Market (“NASDAQ”) under the trading symbol “TELL.” The Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act or delist the Common Stock from NASDAQ. The Company has not received any notification that the Commission is contemplating terminating such registration. Except as set forth in the General Disclosure Package, the Company (i) has not received any notification that NASDAQ is contemplating a delisting of the Common Stock from NASDAQ, and (ii) is, to its knowledge, in material compliance with all applicable listing requirements of NASDAQ.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means the time of each sale of any Shares pursuant to this Agreement.

“Basic Prospectus,” as used herein, means the base prospectus filed as part of each Registration Statement, together with any amendments or supplements thereto as of the date of this Agreement.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Shares means each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Permitted Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Shares in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) and, in each case, to which the Manager has consented (such consent not to be unreasonably withheld or delayed).

“Permitted Limited Use Free Writing Prospectus” means any Permitted Issuer Free Writing Prospectus that that the Company and the Manager agree shall not be considered to be part of the General Disclosure Package.

“Prospectus” means the Prospectus Supplement together with the Basic Prospectus attached to or used with the Prospectus Supplement.

“Prospectus Supplement” means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Act within the time period prescribed therein, in the form furnished by the Company to the Manager in connection with the offering of the Shares.

“Representation Date” means each date on which the Registration Statement or the Prospectus shall be amended or supplemented, each date on which the Company shall file an annual report on Form 10-K or quarterly report on Form 10-Q and each date on which the Company shall file a report on Form 8-K containing financial statements incorporated by reference into the Registration Statement and the General Disclosure Package.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Shares that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, (i) a reference to a “rule” is to the indicated rule under the Act and (ii) a reference to any document includes any document incorporated by reference therein.

(b) No Misstatement or Omission. The Registration Statement, when it became effective, and the Prospectus, and any amendment or supplement thereto, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Act. At each Settlement Date, the Registration Statement and the Prospectus, as of such date, will conform in all material respects with the requirements of the Act. The Registration Statement, when it became effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Manager specifically for use in the preparation thereof.

(c) Automatic Shelf Registration Statement. (i) Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Shares in reliance on the exemption of Rule 163, the Company was a “well-known seasoned issuer” as defined in Rule 405, including not being an “ineligible issuer” as defined in Rule 405.

(ii) Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date hereof.

(iii) Eligibility to Use Automatic Shelf Registration Form. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will promptly notify the Manager and will take all other commercially reasonable action necessary or appropriate to permit the public offering and sale of the Shares to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such a registration statement or post-effective amendment, as the case may be.

(iv) Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Shares within the time required by Rule 456(b)(1) and otherwise in accordance with Rules 456(b) and 457(r).

(d) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Shares and (ii) at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Shares, all as described in Rule 405.

(e) General Disclosure Package. As of each Applicable Time, neither (i) the Permitted Issuer Free Writing Prospectus(es) issued at or prior to each Applicable Time and the Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Permitted Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, will include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The preceding sentence does not apply to statements in or omissions from any Prospectus or any Permitted Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by the Manager specifically for use therein, it being understood and agreed that the only such information furnished by the Manager consists of the information described as such in Section 6(b) hereof.

(f) Conformity with the Act and Exchange Act. The Registration Statement, the Prospectus, any Permitted Issuer Free Writing Prospectus or any amendment or supplement thereto, and the documents incorporated by reference in the Registration Statement, the Prospectus or any amendment or supplement thereto, when such documents were or are filed with the Commission under the Act or the Exchange Act or became or become effective under the Act, as the case may be, conformed or will conform in all material respects with the requirements of the Act and the Exchange Act, as applicable.

(g) Financial Information. The consolidated financial statements of the Company, Magellan and Tellurian Investments included or incorporated by reference in the Registration

Statement and the General Disclosure Package, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries (as defined below), Magellan and Tellurian Investments, respectively, as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company, Magellan and Tellurian Investments, respectively, for the periods specified and have been prepared in compliance with the requirements of the Act and Exchange Act and in conformity with U.S. generally accepted accounting principles applied, except as otherwise set forth therein, on a consistent basis during the periods involved; the other financial and statistical data with respect to the Company and the Subsidiaries contained or incorporated by reference in the Disclosure Package are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company, Magellan and Tellurian Investments, respectively; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the Registration Statement or General Disclosure Package that are not included or incorporated by reference as required; the Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), that are required to be described in the Registration Statement (excluding the exhibits thereto) and the General Disclosure Package and are not so described; and all disclosures contained or incorporated by reference in the Disclosure Package regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Commission Regulation S-K, to the extent applicable.

(h) Pro Forma Financial Statements. The pro forma financial statements and other pro forma financial information included and incorporated by reference in the Registration Statement and the General Disclosure Package present fairly, in all material respects, the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines applicable thereto, and the assumptions used in preparing the pro forma financial statements included in the Registration Statement and the General Disclosure Package provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

(i) Conformity with EDGAR Filing. The Prospectus delivered to the Manager for use in connection with the sale of the Shares pursuant to this Agreement will be identical to the versions of the Prospectus created to be transmitted to the Commission for filing via EDGAR, except to the extent permitted by Regulation S-T.

(j) Organization. The Company and each of its Subsidiaries are, and will be at each Applicable Time, duly organized, validly existing as a corporation or other entity and in good standing under the laws of its jurisdiction of organization. The Company and each of its Subsidiaries is, and will be at each Applicable Time, duly licensed or qualified as a foreign corporation or other entity for transaction of business and in good standing under the laws of each other jurisdiction in which its ownership or lease of property or the conduct of its business requires such license or qualification, and has all organizational power and authority necessary to own or hold its properties and to conduct its business as described in the General Disclosure Package, except where the failure to be so licensed or qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect or would reasonably be expected to have a material adverse effect on or affecting the assets, business, operations, earnings, properties, condition (financial or otherwise), prospects, stockholders’ equity or results of operations of the Company and the Subsidiaries taken as a whole (a “Material Adverse Effect”).

(k) Subsidiaries. As of the date of this Agreement, the subsidiaries set forth on Schedule A hereto (collectively, the “Subsidiaries”) are the Company’s only significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the Commission). Except as set forth in the General Disclosure Package, the Company owns, directly or indirectly, all of the equity interests of the Subsidiaries free and clear of any material lien, charge, security interest, encumbrance, right of first refusal or other restriction, and all the equity interests of the Subsidiaries are validly issued and are fully paid, and in the case of Subsidiaries that are corporations, nonassessable. Except as set forth in the General Disclosure Package, no Subsidiary is currently subject to a direct or indirect prohibition on paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company that would, individually or in the aggregate, have a Material Adverse Effect.

(l) No Violation or Default. Except as set forth in the General Disclosure Package, neither the Company nor any of its Subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries are subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of each of clauses (ii) and (iii) above, for any such violation or default that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in the General Disclosure Package, to the Company’s knowledge, no other party under any material contract or other agreement to which it or any of its Subsidiaries is a party is in default in any respect thereunder where such default would have a Material Adverse Effect.

(m) No Material Adverse Change. Subsequent to the respective dates as of which information is given in the Registration Statement, the Prospectus and the Permitted Issuer Free Writing Prospectuses, if any (including any document deemed incorporated by reference therein), there has not been (i) any Material Adverse Effect, (ii) any transaction which is material to the Company and the Subsidiaries taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any Subsidiary, which is material to the Company and the Subsidiaries taken as a whole and would be required to be described in the General Disclosure Package, (iv) any material change in the capital stock or outstanding long-term indebtedness of the Company or any of its Subsidiaries or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any Subsidiary, other than (a) in each case above in the ordinary course of business or as otherwise disclosed in the General Disclosure Package (including any document deemed incorporated by reference therein) and (b) in the case of (iv) or (v), transactions between or among the Company and one or more of its directly or indirectly wholly-owned subsidiaries, option grants and exercises and other transactions pursuant to the Company’s equity compensation plans and payments of dividends on or the conversion of shares of Tellurian Investment’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”).

(n) Capitalization. The issued and outstanding shares of capital stock of the Company have been validly issued, are fully paid and nonassessable and, other than as disclosed in the General Disclosure Package, are not subject to any preemptive rights, rights of first refusal or similar rights. The Company has an authorized, issued and outstanding equity capitalization as set forth in the General Disclosure Package as of the dates referred to therein (the issued and outstanding equity capitalization as of any date being subject to option grants and exercises and other transactions pursuant to the Company’s equity compensation plans, payments of dividends on or the conversion of shares of Series A Preferred Stock and sales of Shares hereunder) and such authorized capital stock conforms in all material respects to the description thereof set forth in the General Disclosure Package. The description of the securities of the Company in the General Disclosure Package is complete and accurate in all material respects. Except as disclosed in or contemplated by the General Disclosure Package, as of the date referred to therein, the Company does not have outstanding any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or exchangeable for, or any contracts or commitments to issue or sell, any shares of capital stock or other securities, other than options and other awards granted under the Company’s equity compensation plans and as may be issued pursuant to the terms of the Series A Preferred Stock.

(o) Authorization; Enforceability. The Company has full corporate power and authority to enter into this Agreement and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

(p) Authorization of Shares. The Shares, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, will be duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights (except for preemptive rights disclosed in the General Disclosure Package), rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act. The Shares, when issued, will conform in all material respects to the description thereof set forth in or incorporated into the Prospectus.

(q) No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement and the issuance and sale by the Company of the Shares, except for such consents, approvals, authorizations, orders and registrations or qualifications as have already been obtained or as may be required under applicable state securities or other blue-sky laws or by the by-laws and rules of the Financial Industry Regulatory Authority (“FINRA”) or NASDAQ in connection with the sale of the Shares by the Manager.

(r) No Preferential Rights. Except as set forth in the General Disclosure Package, (i) no person, as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Act (each, a “Person”), has the right, contractual or otherwise, to cause the Company to issue or sell to such Person any Common Stock or shares of any other capital stock or other securities of the Company other than pursuant to grants under the Company’s equity compensation plans, (ii) no Person has any preemptive rights, resale rights, rights of first refusal, rights of co-sale, or any other rights (whether pursuant to a “poison pill” provision or otherwise) to purchase any Common Stock or shares of any other capital stock or other securities of the Company, (iii) no Person has the right to act as an underwriter or as a financial advisor to the Company in connection with the offer and sale of the Shares, and (iv) no Person has the right, contractual or otherwise, to require the Company to register under the Act any Common Stock or shares of any other capital stock or other securities of the Company, or to include any such shares or other securities in the Registration Statement or the offering contemplated thereby, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Shares as contemplated thereby or otherwise.

(s) Independent Public Accounting Firm. EKS&H LLLP, whose report on the consolidated financial statements of the Company is filed with the Commission as part of the

Company’s most recent annual report on Form 10-K filed with the Commission and incorporated by reference into the Registration Statement and the General Disclosure Package, is and, during the periods covered by its report, was an independent registered public accounting firm within the meaning of the Act and the Public Company Accounting Oversight Board (United States). To the Company’s knowledge, EKS&H LLLP is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to the Company. Deloitte & Touche LLP, whose report on the consolidated financial statements of Tellurian Investments is filed with the Commission as part of the Company’s Form 8-K/A filed with the Commission on March 15, 2017 and incorporated by reference into the Registration Statement and the General Disclosure Package, is and, during the periods covered by its report, was an independent registered public accounting firm within the meaning of the Act and the Public Company Accounting Oversight Board (United States). To the Company’s knowledge, Deloitte & Touche LLP is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act with respect to Tellurian Investments or the Company.

(t) Enforceability of Agreements. All agreements between the Company and third parties expressly referenced in the Prospectus are, except as would not have a Material Adverse Effect, legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles and (ii) the indemnification provisions of certain agreements may be limited by federal or state securities laws or public policy considerations in respect thereof.

(u) No Litigation. Except as set forth in the General Disclosure Package, there are no legal, governmental or regulatory actions, suits or proceedings pending, nor, to the Company’s knowledge, any legal, governmental or regulatory audits or investigations, to which the Company or a Subsidiary is a party or to which any property of the Company or any of its Subsidiaries is the subject, that in each case, individually or in the aggregate, would have a Material Adverse Effect and, to the Company’s knowledge, no such actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others. There are no current or pending legal, governmental or regulatory audits or investigations, actions, suits or proceedings that are required under the Act to be described in the General Disclosure Package that are not so described and there are no contracts or other documents that are required under the Act to be filed as exhibits to the Registration Statement that are not so filed.

(v) Intellectual Property. Except as disclosed in the General Disclosure Package, the Company and its Subsidiaries own, possess, license or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses as now conducted except to the extent that the failure to own, possess, license or otherwise hold adequate rights to use such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the General Disclosure Package, (i) there are no rights of third parties to any such Intellectual Property owned by the Company and its Subsidiaries; (ii) to the Company’s knowledge, there is no infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s and its Subsidiaries’ rights in or to any such Intellectual Property; (iv) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; (v) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company and its Subsidiaries infringe or otherwise violate any patent, trademark, copyright, trade secret or other proprietary rights of others; (vi) to the Company’s knowledge, there is no third-party U.S. patent or published U.S. patent application which contains claims for which an Interference Proceeding (as defined in 35 U.S.C. § 135) has been commenced against any patent or patent application described in the Prospectus as being owned by or licensed to the Company; and (vii) the Company and its Subsidiaries have complied with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or such Subsidiary, and all such agreements are in full force and effect, except, in the case of any of clauses (i)-(vii) above, as would not, individually or in the aggregate, result in a Material Adverse Effect.

(w) No Material Defaults. Neither the Company nor any of the Subsidiaries has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults, individually or in the aggregate, would have a Material Adverse Effect. The Company has not filed a report pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of its last annual report on Form 10-K, indicating that it (i) has failed to pay any dividend or sinking fund installment on preferred stock or (ii) has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults, individually or in the aggregate, would have a Material Adverse Effect.

(x) Certain Market Activities. Neither the Company, nor any of the Subsidiaries, nor, to the Company’s knowledge, any of their respective directors, officers or controlling persons has taken, directly or indirectly, any unlawful action designed, or that has constituted or might reasonably be expected to cause or result in, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(y) Broker/Dealer Relationships. Neither the Company nor any of the Subsidiaries (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or (ii) directly or indirectly through one or more intermediaries, controls or is a “person associated with a member” or “associated person of a member” (within the meaning set forth in the FINRA Manual).

(z) No Reliance. The Company has not relied upon the Manager or legal counsel for the Manager for any legal, tax or accounting advice in connection with the offering and sale of the Shares.

(aa) Taxes. The Company and each of its Subsidiaries have filed all federal, state, local and foreign tax returns which have been required to be filed and paid all taxes shown thereon through the date hereof, to the extent that such taxes have become due and are not being contested in good faith, except where the failure to so file or pay would not have a Material Adverse Effect. Except as otherwise disclosed in or contemplated by the General Disclosure Package, no tax deficiency has been determined adversely to the Company or any of its Subsidiaries which has had, or would have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the General Disclosure Package, the Company has no knowledge of any federal, state or other governmental tax deficiency, penalty or assessment which has been or is reasonably likely to be asserted or threatened against it which would have a Material Adverse Effect.

(bb) Title to Real and Personal Property. Except as set forth in the General Disclosure Package, the Company and its Subsidiaries have valid and defensible title, in accordance with customary industry standards for companies of comparable size, to substantially all their respective interests in natural gas and oil properties leased or owned by them, good and marketable title in fee simple to all other items of real property owned by them, good and valid title to all personal property described in the General Disclosure Package as being owned by them that are material to the businesses of the Company or such Subsidiary, in each case free and clear of all liens, encumbrances and claims (other than under joint operating and other agreements and arrangements customary in the oil and gas industry), except those matters that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries or (ii) would not, individually or in the aggregate, have a Material Adverse Effect. Other than oil and gas properties, any real or personal property described in the General Disclosure Package as being leased by the Company and any of its Subsidiaries is held by them under valid, existing and enforceable leases, except those that (A) do not materially interfere with the use made or proposed to be made of such property by the Company or any of its Subsidiaries or (B) would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Each of the properties of the Company and its Subsidiaries complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to such properties), except if and to the extent disclosed in the General Disclosure Package or except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its Subsidiaries or otherwise have a Material Adverse Effect. Except as set forth in the General Disclosure Package, none of the Company or its Subsidiaries has received from any governmental or regulatory authorities any notice of any condemnation of, or zoning change affecting, the properties of the Company and its Subsidiaries, and the Company knows of no such condemnation or zoning change which is threatened, in each case except for such that would not reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its Subsidiaries or otherwise have a Material Adverse Effect, individually or in the aggregate. The Company and each of its Subsidiaries have such consents, easements, rights of way or licenses from any person (collectively, “rights-of-way”) as are necessary to enable the Company and each of its Subsidiaries to conduct its business in the manner described in the General Disclosure Package, subject to such qualifications as may be set forth in the General Disclosure Package, and except for such rights-of-way the lack of which would not have, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to be granted in the future in the ordinary course of business.

(cc) Environmental Laws. Except as set forth in the General Disclosure Package, the Company and its Subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as described in the General Disclosure Package, other than permits expected to be granted in the future in the ordinary course of business or as otherwise described in the General Disclosure Package; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of any of clauses (i), (ii) or (iii) above, for any such failure to comply or failure to receive required permits, licenses, other approvals or liability as would not, individually or in the aggregate, have a Material Adverse Effect.

(dd) Internal and Disclosure Controls. The Company and each of its Subsidiaries maintain systems of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting (other than as set forth in the Prospectus) (it being understood that as of the date of this Agreement, the Company has not completed its assessment of its internal control over financial reporting as of December 31, 2016).

Since the date of the latest audited financial statements of the Company included in the Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting that is required to be disclosed in the documents incorporated by reference into the General Disclosure Package and the Registration Statement that is not so disclosed. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company and each of its Subsidiaries is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of a date within 90 days prior to the filing date of the most recent annual report on Form 10-K filed with the Commission (such date, the “Evaluation Date”). The Company presented in its most recent annual report on Form 10-K filed with the Commission the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date and the disclosure controls and procedures are effective.

(ee) Sarbanes-Oxley. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(ff) Finder’s Fees. Neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated, except as may otherwise exist with respect to the Manager pursuant to this Agreement.

(gg) Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is threatened which would result in a Material Adverse Effect.

(hh) Investment Company Act. The Company is not, and immediately after giving effect to the offering and sale of the Shares, will not be, an “investment company” as that term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(ii) Operations. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions to which the Company or its Subsidiaries are subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), except in each case as would not result in a Material Adverse Effect; and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(jj) Off-Balance Sheet Arrangements. There are no “off-balance sheet arrangements” (as defined in Item 303(a)(iv)(2) of Commission Regulation S-K) between and/or among the Company, and/or, to the knowledge of the Company, any of its affiliates and any unconsolidated entity, including, but not limited to, any structural finance, special purpose or limited purpose entity required to be described in the Prospectus which have not been described as required.

(kk) Underwriter Agreements. The Company is not a party to any agreement with an agent or underwriter for any other “at-the-market” or continuous equity transaction.

(ll) ERISA. To the knowledge of the Company and except as disclosed in the General Disclosure Package, each material employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and any of its Subsidiaries has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred which would result in a material liability to the Company with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions, except as would not result in a material liability of the Company or any of its Subsidiaries.

(mm) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Act and Section 21E of the Exchange Act) (a “Forward-Looking Statement”) contained in the General Disclosure Package has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith. The Forward-Looking Statements incorporated by reference in the General Disclosure Package from the Company’s annual report on Form 10-K for the fiscal year most recently ended were made by the Company with a reasonable basis and in good faith and reflect the Company’s good faith commercially reasonable best estimate of the matters described therein.

(nn) Manager Purchases. The Company acknowledges and agrees that the Manager has informed the Company that the Manager may, to the extent permitted under the Act and the Exchange Act and the rules thereunder, purchase and sell Common Stock for its own account while this Agreement is in effect, provided that (i) no such purchase or sales shall take place while the Company is issuing and selling any Shares pursuant to this Agreement (except to the extent each Manager may engage in sales of Shares purchased or deemed purchased from the Company as a “riskless principal” or in a similar capacity), (ii) the Company shall not be deemed to have authorized or consented to any such purchases or sales by the Manager and (iii) the Manager has implemented and will use reasonable policies and procedures to ensure that individuals making investment decisions on behalf of the Manager or any of its subsidiaries or affiliates will not violate laws prohibiting trading on the basis of material nonpublic information in connection with such purchases and sales.

(oo) Margin Rules. Neither the issuance, sale and delivery of the Shares nor the application of the proceeds thereof by the Company as described in the General Disclosure Package will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(pp) Insurance. The Company and each of its Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as the Company and each of its Subsidiaries reasonably believe are adequate for the conduct of their properties and as is customary for companies engaged in similar businesses of comparable size in similar industries.

(qq) No Improper Practices. (i) Neither the Company nor, to the Company’s knowledge, the Subsidiaries, nor to the Company’s knowledge, any of their respective executive officers has, in the past five years, made any unlawful contributions to any candidate for any political office (or failed fully to disclose any contribution in violation of law) or made any contribution or other payment to any official of, or candidate for, any federal, state, municipal, or foreign office or other person charged with similar public or quasi-public duty in violation of any law or of the character required to be disclosed in the Prospectus; (ii) no relationship, direct or indirect, exists between or among the Company or, to the Company’s knowledge, any Subsidiary or any affiliate of any of them, on the one hand, and the directors, officers and stockholders of the Company or, to the Company’s knowledge, any Subsidiary, on the other hand, that is required by the Act to be described in the General Disclosure Package that is not so described; (iii) no relationship, direct or indirect, exists between or among the Company or any Subsidiary or any affiliate of them, on the one hand, and the directors, officers, or stockholders of the Company or, to the Company’s knowledge, any Subsidiary, on the other hand, that is required by the rules of FINRA to be described in the General Disclosure Package that is not so described; (iv) except as described in the General Disclosure Package, there are no material outstanding loans or advances or material guarantees of indebtedness by the Company or, to the Company’s knowledge, any Subsidiary to or for the benefit of any of their respective officers or directors or any of the members of the families of any of them that would constitute a violation of the Sarbanes-Oxley Act or would require disclosure in the General Disclosure Package; and (v) the Company has not offered, or caused any placement agent to offer, Common Stock to any person with the intent to influence unlawfully (A) a customer or supplier of the Company or any Subsidiary to alter the customer’s or supplier’s level or type of business with the Company or any Subsidiary or (B) a trade journalist or publication to write or publish favorable information about the Company or any Subsidiary or any of their respective products or services, and, (vi) neither the Company nor any Subsidiary nor, to the Company’s knowledge, any employee or agent of the Company or any Subsidiary has made any payment of funds of the Company or any Subsidiary or received or retained any funds in violation of any law, rule or regulation (including, without limitation, the Foreign Corrupt Practices Act of 1977), which payment, receipt or retention of funds is of a character required to be disclosed in the General Disclosure Package.

(rr) Status Under the Act. The Company was not and is not an ineligible issuer as defined in Rule 405 under the Act at the times specified in Rules 164 and 433 under the Act in connection with the offering of the Shares.

(ss) No Misstatement or Omission in a Permitted Issuer Free Writing Prospectus. Each Permitted Issuer Free Writing Prospectus, as of its issue date and as of each Applicable Time, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any incorporated document deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Permitted Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by the Manager specifically for use therein.

(tt) No Conflicts. Neither the execution of this Agreement, nor the issuance, offering or sale of the Shares, nor the consummation of any of the transactions contemplated herein, nor the compliance by the Company with the terms and provisions hereof will conflict with, or will result in a breach of, any of the terms and provisions of, or has constituted or will constitute a default under, or has resulted in or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to the terms of any contract or other agreement to which the Company may be bound or to which any of the property or assets of the Company is subject, except (i) such conflicts, breaches or defaults as may have been waived and (ii) such conflicts, breaches and defaults that would not have a Material Adverse Effect; nor will such action result (x) in any violation of the provisions of the organizational or governing documents of the Company, or (y) in any material violation of the provisions of any statute or any order, rule or regulation applicable to the Company or of any court or of any federal, state or other regulatory authority or other government body having jurisdiction over the Company.

(uu) Sanctions. (i) The Company represents that neither the Company nor any of its Subsidiaries (collectively, the “Entity”) or, to the knowledge of the Company, any director, officer, employee, agent, controlled affiliate or representative of the Entity, is a government, individual, or entity (in this paragraph (uu), “Person”) that is, or is owned or controlled by a Person that is:

(A)	the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over the Entity (collectively, “Sanctions”), nor

(B)	located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(ii) The Entity represents and covenants that it will not knowingly, directly or indirectly, use the proceeds of the offering of the Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)	to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)	in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) The Entity represents and covenants that, except as detailed in the Registration Statement and the Prospectus, for the past five years, it has not knowingly engaged in, is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions in a manner that constituted or constitutes a violation of law.

(vv) Stock Transfer Taxes. On each Settlement Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been complied with in all material respects.

(ww) Possession of Licenses and Permits. The Company and its Subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses that would individually or in the aggregate have a Material Adverse Effect, in each case other than (i) Licenses expected to be granted in the future in the course of pursuing the Company’s development plan or (ii) Licenses, the failure of which to obtain would not have a Material Adverse Effect.

(xx) Accurate Disclosure. The statements in the General Disclosure Package and the Prospectus under the headings “Material United States Federal Income Tax Considerations to Non-U.S. Holders,” “Description of our Common Stock” and “Legal Matters,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.

3. Sale and Delivery of the Shares. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company and the Manager agree that the Company may from time to time seek to sell Shares through the Manager, acting as sales agent, as follows:

(a) Placement Notice. Each time that the Company wishes to issue and sell Shares hereunder (each, a “Placement”), it shall notify the Manager by email notice (or other method mutually agreed to in writing by the Company and the Manager) of the number of Shares to be issued, the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), the form of which is attached hereto as Schedule B. The Placement Notice shall originate from any of the individuals of the Company set forth on Schedule C hereto (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from the Manager set forth on Schedule C hereto, as such Schedule C may be amended from time to time. The Placement Notice shall be effective unless and until (i) the Manager declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Shares thereunder have been sold, (iii) the Company, in its sole discretion, suspends or terminates the Placement Notice or (iv) this Agreement has been terminated under the provisions of Section 14. It is expressly acknowledged and agreed that neither the Company nor the Manager will have any obligation whatsoever with respect to a Placement or any Shares unless and until the Company delivers a Placement Notice to the Manager and the Manager does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control. A Placement Notice shall not set forth a number of Shares that, when added to the aggregate number of Shares previously purchased and to be purchased pursuant to pending Placement Notices (if any) hereunder, results in an aggregate offering price exceeding the Maximum Amount.

(b) Sale of Shares by the Manager. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, upon the Manager’s acceptance of the terms of a Placement Notice, and unless the sale of the Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, the Manager, for the period specified in the Placement Notice, shall use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. The Company acknowledges and agrees that (i) there can be no assurance that the Manager will be successful in selling the Shares and (ii) the Manager will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by the Manager to use its reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement. Subject to the terms of the Placement Notice, the Manager may sell Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Act, including without limitation sales made directly on the NASDAQ, on any other existing trading market for the Common Stock or to or through a market maker. Subject to the terms of a Placement Notice, the Manager may also sell Shares by any other method permitted by law, it being understood that no sale may be made in a privately negotiated transaction without the prior consent of the Company. As used herein, “Trading Day” means any day on which the Common Stock is traded on the NASDAQ.

(c) Written Confirmation Regarding Sale of Shares. The Manager shall provide written confirmation to the Company no later than the opening of the Trading Day immediately following the Trading Day on which it has made sales of Shares hereunder setting forth the number of Shares sold on such day, the compensation payable by the Company to the Manager pursuant to Section 3(h) with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by the Manager (as set forth in Section 3(e)) from the gross proceeds that it receives from such sales.

(d) Suspension of Sales. The Company or the Manager may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule C hereto, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply, which acknowledgement shall be provided promptly) or by telephone (confirmed immediately by email correspondence to each of the individuals of the other party set forth on Schedule C hereto), suspend any sale of Shares (a “Suspension”); provided, however, that such Suspension shall not affect or impair any party’s obligations with respect to any Shares sold hereunder prior to the receipt of such notice. While a Suspension is in effect, any obligation under Sections 4(k), 4(l), 4(m), and 4(n) with respect to the delivery of certificates, opinions, or comfort letters to the Manager shall be waived; provided, however, that such waiver shall not apply for the Representation Date occurring on the date that the Company files its annual report on Form 10-K. Each of the parties hereto agrees that no such notice under this Section 3 shall be effective against any other party unless it is made to one of the individuals named on Schedule C hereto, as such Schedule may be amended from time to time. If either party hereto has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Company or the Shares, it shall promptly notify the other party, and sales of Shares under this Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(e) Settlement of Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Shares shall occur on the third (3rd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The Manager shall notify the Company of each sale of Shares on the date of such sale. The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by the Manager, after deduction for (i) the Manager’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 3(h), and (ii) any transaction fees imposed by the Commission or any other governmental or self-regulatory organization in respect of such sales. At each Applicable Time, on each Settlement Date, and at each Representation Date, the Company shall be deemed to have affirmed each representation, warranty, covenant and other agreement contained in this Agreement. Any obligation of the Manager to use its reasonable efforts to sell the Shares on behalf of the Company as sales agent shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 5 of this Agreement.

(f) Delivery of Shares. On or before each Settlement Date, the Company shall, or shall cause its transfer agent to, electronically transfer the Shares being sold by crediting the

Manager’s or its designee’s account (provided the Manager shall have given the Company written notice of such designee at least one Trading Day prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, the Manager shall deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Shares on a Settlement Date, in addition to and in no way limiting the rights and obligations set forth in Section 6(a), it will (i) hold the Manager harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company or its transfer agent (if applicable) and (ii) pay to the Manager any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

(g) Denominations; Registration. Certificates for the Shares, if any, shall be in such denominations and registered in such names as the Manager may request in writing at least one full business day before the relevant Settlement Date. The certificates for the Shares, if any, will be made available by the Company for examination and packaging by the Manager in The City of New York not later than noon (New York time) on the business day prior to the Settlement Date.

(h) Compensation of the Manager. The compensation to the Manager for sales of the Shares shall be equal to 3.0% of the gross offering proceeds of the Shares sold pursuant to this Agreement, which amount shall be netted out of the proceeds to be delivered to the Company as set forth in Section 3(e) above.

4. Certain Agreements of the Company. The Company agrees with the Manager that:

(a) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Manager of any proposal to amend or supplement the Registration Statement or any Prospectus at any time and will offer the Manager a reasonable opportunity to comment on any such proposed amendment or supplement and will advise the Manager of the filing of any such amendment or supplement, in each case other than amendments or supplements made through the incorporation by reference of reports on Forms 10-Q or 10-K or reports on Form 8-K that do not contain disclosure relating to this Agreement. The Company will promptly advise the Manager of (i) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Prospectus or for any additional information, (ii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(b) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Shares is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any underwriter or dealer, any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Prospectus to comply with the Act, the Company will promptly notify the Manager of such event and promptly notify the Manager to suspend solicitation of purchases of the Shares and forthwith upon receipt of such notice, the Manager shall suspend its solicitation of purchases of the Shares and shall cease using the Prospectus; and if the

Company shall decide to amend or supplement the Registration Statement or the Prospectus, it will promptly advise the Manager by telephone (with confirmation in writing), will promptly prepare and file with the Commission an amendment or supplement to the Registration Statement or the Prospectus which will correct such statement or omission or effect such compliance and will advise the Manager when the Manager is free to resume such solicitation. Neither the Manager’s consent to, nor the Manager’s delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5 hereof. The Company, during the period when a prospectus relating to the Shares is required to be delivered under the Act (whether physically or through compliance with Rule 172 under the Act or any similar rule), will file promptly all documents required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus Supplement.

(c) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(d) Furnishing of Prospectuses. Upon the request of the Manager, the Company will furnish to the Manager copies of the Registration Statement, including all exhibits, and the Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Manager reasonably requests. The Company will pay the expenses of printing and distributing to the Manager all such documents.

(e) Blue Sky Qualifications. The Company will arrange, if necessary, for the qualification of the Shares for sale under the laws of such jurisdictions as the Manager may reasonably designate and will use commercially reasonable efforts to maintain such qualifications in effect so long as required for the distribution of the Shares; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(f) Reporting Requirements. During the period of three years hereafter, the Company will furnish to the Manager, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Manager (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Manager may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Manager.

(g) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to (i) any filing fees and other expenses (including reasonable fees and disbursements of counsel to the Manager) incurred in connection with qualification of the Shares under the laws of such jurisdictions as the Manager reasonably designates and the preparation and printing of memoranda relating thereto, (ii) fees and expenses incident to listing the Shares on the New York Stock Exchange, NYSE MKT, NASDAQ Stock Market and other national and foreign exchanges, (iii) fees and expenses in connection with the registration of the Shares under the Exchange Act, (iv) expenses incurred in distributing preliminary prospectuses and the Prospectus (including any amendments and supplements thereto) to the Manager and for expenses incurred for preparing, printing and distributing any Permitted Issuer Free Writing Prospectuses to investors or prospective investors and (v) the fees and disbursements of counsel to the Company and the Company’s former and current independent registered public accounting firms. Notwithstanding the above, from March 15, 2017 through the termination of the Agreement, the Company will reimburse the Manager up to $15,000 on a quarterly basis for all reasonable out-of-pocket expenses (including the reasonable and documented fees and disbursements of a single counsel to the Manager) incurred by it in connection with the offering contemplated by this Agreement or, during the term of this Agreement, a public offering of Common Stock under an underwriting or other agreement; provided, however, such reimbursement shall not exceed $50,000 in total. If, prior to the one year anniversary of the date of this Agreement, Shares with an aggregate offering price of $50,000,000 have been offered and sold under this Agreement or an underwriting agreement or similar agreement with respect to a public offering of Common Stock led by the Manager, then the Manager shall refund the Company all expense reimbursements paid pursuant to the preceding sentence. It is understood and agreed that in the event the Company and the Manager enter into an underwriting or similar agreement with respect to a public offering of Common Stock during the term of this Agreement, the Company will not be obligated to reimburse any additional expenses of the Manager under such other agreement or in connection with such offering except as expressly set forth in such agreement.

(h) Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Shares hereunder to repay any outstanding debt owed to any affiliate of the Manager.

(i) Absence of Manipulation. The Company will not take, directly or indirectly, any unlawful action designed to or that might reasonably be expected to cause or result in, or that would constitute, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Shares.

(j) Listing and Reservation of Common Stock. The Company will use its commercially reasonable efforts to cause the Shares to be listed for trading on NASDAQ and to maintain such listing. The Company will reserve out of authorized but unissued Common Stock and keep available at all times, free of preemptive rights (except for preemptive rights disclosed in the General Disclosure Package), the full number of Shares to be issued and sold hereunder.

(k) Company Periodic Report Dates. The Company will disclose in its quarterly reports on Form 10-Q and in its annual report on Form 10-K the number of Shares sold through the Manager under this Agreement, the net proceeds received by the Company and the compensation paid by the Company to the Manager with respect to sales of Shares pursuant to this Agreement during the relevant period.

(l) Upon commencement of the offering of Shares under this Agreement and at each Representation Date (other than the date hereof), the Company will furnish or cause to be furnished forthwith to the Manager a certificate dated as of such Representation Date, in a form reasonably satisfactory to the Manager to the effect that the statements contained in the certificate referred to in Section 5(g) of this Agreement which were last furnished to the Manager are true and correct at such Representation Date as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement, the General Disclosure Package and the Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 5(g), but modified as necessary to relate to the Registration Statement and the Prospectus as amended and modified and supplemented, or to the documents incorporated by reference into the Prospectus, to the time of delivery of such certificate.

(m) Upon commencement of the offering of Shares under this Agreement and at each Representation Date, the Company will furnish or cause to be furnished to the Manager and to counsel to the Manager the written opinion and letter of Davis Graham & Stubbs LLP, counsel for the Company, or other counsel reasonably satisfactory to the Manager, dated as of such Representation Date, in a form and substance reasonably satisfactory to the Manager and its counsel, of the same tenor as the opinions and letters referred to in Section 5(e) of this Agreement, but modified as necessary to relate to the Registration Statement, the General Disclosure Package and the Prospectus as amended and supplemented, or to the documents incorporated by reference into the Prospectus, to the time of delivery of such opinion and letter or, in lieu of such opinion and letter, counsel last furnishing such letter to the Manager shall furnish such Manager with a letter substantially to the effect that the Manager may rely on such last opinion and letter to the same extent as though each were dated the date of such letter authorizing reliance (except that statements in such last letter shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such letter authorizing reliance).

(n) Upon commencement of the offering of Shares under this Agreement and at each Representation Date, the Company will cause EKS&H LLLP and Deloitte & Touche LLP, or other independent accountants reasonably satisfactory to the Manager, to furnish to the Manager a letter, as of such Representation Date, in form reasonably satisfactory to the Manager and its counsel, of the same tenor as the letter referred to in Section 5(a) hereof, but modified as necessary to relate to the Registration Statement, the General Disclosure Package and the Prospectus, as amended and supplemented, or to the documents incorporated by reference into the Prospectus, to the date of such letter; provided, however, that the obligation of the Company with respect to EKS&H LLLP in this subsection (n) shall no longer apply once the financial statements of the Company audited by EKS&H LLLP are no longer incorporated by reference into the General Disclosure Package.

(o) To reserve and keep available at all times, free of preemptive rights (except for preemptive rights disclosed in the General Disclosure Package), Shares for the purpose of enabling the Company to satisfy its obligations hereunder.

(p) To comply with the requirements of Rule 433 under the Act applicable to any “issuer free writing prospectus,” as defined in such rule, including timely filing with the Commission where required, legending and record keeping.

(q) The Company consents to the Manager trading in the Company’s Common Stock for the Manager’s own account and for the account of its clients at the same time as sales of Shares occur pursuant to this Agreement, subject to the proviso in Section 2(nn).

(r) If to the knowledge of the Company, all filings required by Rule 424 in connection with this offering shall not have been made or the representation in Section 2(b) shall not be true and correct on the applicable Settlement Date, the Company will offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by the Manager the right to refuse to purchase and pay for such Shares.

(s) The Company will afford the Manager, on reasonable notice, a reasonable opportunity to conduct a due diligence investigation with respect to the Company customary in scope for transactions contemplated hereby (including, without limitation, the availability of the chief financial officer and general counsel to respond to questions regarding the business and financial condition of the Company and the right to have made available to them for inspection such records and other information as they may reasonably request and the availability of its appropriate officers and to cause such officers to participate in a call with the Manager and its counsel on a quarterly basis, or otherwise as the Manager may reasonably request).

(t) Restriction on Sale of Securities. At any time that sales of Shares under this Agreement have been made but not yet settled, or at any time that the Company has outstanding with the Manager instructions to sell Shares under this Agreement, but such instructions have not been fulfilled or canceled, the Company will not (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of any Common Stock or any securities convertible into or exchangeable or exercisable for any Common Stock (“Lock Up Securities”), (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Manager, in each case without giving the Manager at least three business days’ prior written notice specifying the nature of the proposed sale and the date of such proposed sale; provided, however, that such restriction will not be required in connection with the Company’s issuance or sale of (i) any securities issued or to be issued pursuant to the Company’s equity incentive or award plans, including securities of the Company issued upon the exercise or vesting thereof; (ii) the Shares to be sold hereunder; (iii) any securities of the Company issued pursuant to, or upon the exercise, conversion, redemption or settlement of, any securities of the Company or its Subsidiaries that are outstanding at the time such order is delivered; or (iv) any securities of the Company issued or to be issued to TOTAL Delaware, Inc. (“TOTAL”), a Delaware corporation and subsidiary of TOTAL S.A., in connection with preemptive rights held by TOTAL.

5. Conditions of the Obligations of the Manager. The obligations of the Manager hereunder with respect to any order submitted to the Manager by the Company to sell Shares are subject to the accuracy of the representations and warranties of the Company herein, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) EKS&H LLLP Comfort Letter. The Manager shall have received a letter of EKS&H LLLP on each Representation Date, dated such date, confirming that it is a registered public accounting firm and independent public accountant within the meaning of the Securities Laws and substantially in the form of Schedule D hereto; provided, however, that this Section 5(a) shall no longer apply once the financial statements of the Company audited by EKS&H LLLP are no longer incorporated by reference into the General Disclosure Package.

(b) Deloitte & Touche LLP Comfort Letter. The Manager shall have received a letter of Deloitte & Touche LLP on each Representation Date, dated such date, confirming that it is a registered public accounting firm and independent public accountant within the meaning of the Securities Laws and substantially in the form of Schedule E hereto.

(c) Filing of Prospectus. The Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 4(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Manager, shall be contemplated by the Commission.

(d) No Material Adverse Effect. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any Material Adverse Effect which, in the judgment of the Manager, makes it impractical or inadvisable to sell the Shares; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the Exchange Act, or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Manager, impractical to market or to enforce contracts for the sale of the Shares, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or NASDAQ, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Manager, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Shares or to enforce contracts for the sale of the Shares.

(e) Opinion of Counsel for the Company. The Manager shall have received an opinion, on each Representation Date, dated such date, of Davis Graham & Stubbs LLP to the effect set forth in Schedule F hereto.

(f) Opinion of Counsel for the Manager. The Manager shall have received from Davis Polk & Wardwell LLP, counsel for the Manager, on each Representation Date, such opinion and 10b-5 letter, dated such date, with respect to such matters as the Manager may require, and the Company shall have furnished to such counsel such documents as it requests for the purpose of enabling it to pass upon such matters.

(g) Officer’s Certificate. The Manager shall have received a certificate, on each Representation Date (other than the date hereof), dated such date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to their knowledge, are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its Subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(h) Listing. The Shares shall have been approved for listing on NASDAQ, subject only to notice of issuance at or prior to each Settlement Date.

(i) Actively-Traded Security. The Common Stock shall be an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

The Company will furnish the Manager with such conformed copies of such opinions, certificates, letters and documents as the Manager reasonably requests. The Manager may in its sole discretion waive compliance with any conditions to the obligations of the Manager hereunder.

6. Indemnification and Contribution. (a) Indemnification of the Manager. The Company will indemnify and hold harmless the Manager, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls the Manager within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Prospectus or any Permitted Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by the Manager specifically for use therein, it being understood and agreed that the only such information furnished by the Manager consists of the information described as such in subsection (b) below.

(b) Indemnification of the Company. The Manager will indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, a “Manager Indemnified Party”), against any losses, claims, damages or liabilities to which such Manager Indemnified Party may become subject, under the Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Prospectus or any Permitted Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Manager specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Manager Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding (whether or not such Manager Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by the Manager consists of the following information in the Prospectus furnished on behalf of the Manager: the first sentence of the fifth paragraph under the heading “Plan of Distribution” in the Prospectus Supplement.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party other than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Agreement for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party (which shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Manager on the other from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Manager on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Manager on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total commissions received by the Manager. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Manager and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Manager shall be required to contribute any amount in excess of the amount by which the total price at which the Shares sold by it and distributed to the public exceeds the amount of any damages which the Manager has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Company and the Manager agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6(d).

7. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Manager set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Manager, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Shares. If any Shares have been sold hereunder, the representations and warranties in Section 2 and all obligations under Section 4 shall also remain in effect.

8. Notices. All communications hereunder will be in writing and mailed, emailed or delivered and confirmed to the Manager at Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York,

NY 10010-3629, Attention: LCD-IBD, Email: craig.klaasmeyer@credit-suisse.com, paul.torgerson@credit-suisse.com or craig.wiele@credit-suisse.com, or, if sent to the Company, will be mailed, emailed or delivered and confirmed to it at Tellurian Inc., 1201 Louisiana Street, Suite 3100, Houston, TX 77002, Attention: General Counsel, Email: daniel.behlhumeur@tellurianinc.com; provided, however, that any notice to the Manager or the Company pursuant to Section 6 will be mailed, emailed or delivered and confirmed to the Manager or the Company, as applicable.

9. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 6, and no other person will have any right or obligation hereunder.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) No Other Relationship. The Manager has been retained solely to act as sales agent in connection with the purchase and sale of Shares and that no fiduciary, advisory or agency relationship between the Company and the Manager has been created in respect of any of the transactions contemplated by this Agreement or the Prospectus, irrespective of whether the Manager has advised or is advising the Company on other matters;

(b) Arms-Length Negotiations. The price of the Shares set forth in this Agreement will be established by the Company following discussions and arms-length negotiations with the Manager, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has been advised that the Manager and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Manager has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against the Manager for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Manager shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

12. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Manager with respect to the subject matter hereof.

13. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

14. Termination. (a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if any of the Shares have been sold through the Manager for the Company, then Section 4(i) shall remain in full force and effect, (ii) with respect to any pending sale, through the Manager for the Company, the obligations of the Company, including in respect of compensation of the Manager, shall remain in full force and effect notwithstanding the termination and (iii) the provisions of Sections 4(f), 6, 7, 8, 9, 11, 13 and 14 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) The Manager shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 4(f), 6, 7, 8, 9, 11, 13 and 14 of this Agreement shall remain in full force and effect notwithstanding such termination.

(c) Unless earlier terminated pursuant to this Section 14, this Agreement shall automatically terminate upon the issuance and sale of the Maximum Amount of Shares through the Manager on the terms and subject to the conditions set forth herein; provided that the provisions of Sections 4(f), 6, 7, 8, 9, 11, 13 and 14 of this Agreement shall remain in full force and effect notwithstanding such termination.

(d) This Agreement shall remain in full force and effect unless terminated pursuant to Section 14(a), (b) or (c) above or otherwise by mutual agreement of the parties hereto; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Section 6 and Section 7 shall remain in full force and effect.

(e) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the Manager or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 3(e) of this Agreement.

15. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signature page follows]

If the foregoing is in accordance with the Manager’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the Manager in accordance with its terms.

Very truly yours,

TELLURIAN INC.

By:	/s/ Meg A. Gentle
Name: Meg A. Gentle
Title: President and Chief Executive Officer

The foregoing Distribution Agency Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Craig Wiele
Name: Craig Wiele
Title: Managing Director

[SIGNATURE PAGE TO DISTRIBUTION AGENCY AGREEMENT]